Exhibit 99.1

Investor Contact: Ngoc Nguyen (808) 546-3475 ngoc.nguyen@hawaiiantel.com	Media Contact: Su Shin (808) 546-2344 su.shin@hawaiiantel.com

For Immediate Release

Hawaiian Telcom Stockholders Overwhelmingly Approve Merger with Cincinnati Bell

The Combination Will Enable Continued Fiber Investment to Support Growing Demand for Bandwidth

HONOLULU (Tuesday, November 7, 2017) — Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM), Hawai‘i’s leading fiber-based integrated communications provider, announced that its stockholders voted overwhelmingly to approve the merger agreement with Cincinnati Bell (NYSE: CBB) during a special meeting held today.

Approximately 99.8 percent of the shares voted were cast in favor of the merger, representing 86.2 percent of Hawaiian Telcom’s outstanding shares as of the record date of September 26, 2017.

“Today’s vote demonstrates strong support from our stockholders for the merger with Cincinnati Bell,” said Scott K. Barber, Hawaiian Telcom’s president and CEO.  “In addition to delivering immediate value, this transaction provides our stockholders the opportunity to participate in the potential upside of the combined company, with added scale and efficiency, expanded product offerings, and increased investment and success in fiber.  We believe this strategic combination will drive long-term value for both companies’ stockholders, customers, employees, and our communities.”

Under the terms of the merger agreement, Hawaiian Telcom stockholders will have the option to elect either $30.75 in cash, 1.6305 shares of Cincinnati Bell common stock, or a mix of $18.45 in cash and 0.6522 shares of Cincinnati Bell common stock for each share of Hawaiian Telcom.  Hawaiian Telcom stockholders who elect to receive the cash consideration or the share consideration will be subject to proration such that the aggregate consideration to be paid to Hawaiian Telcom stockholders will be 60 percent cash and 40 percent Cincinnati Bell common stock.  Upon the closing of the transaction, Hawaiian Telcom stockholders will own approximately 15 percent and Cincinnati Bell stockholders will own approximately 85 percent of the combined company.

Hawaiian Telcom has filed all necessary federal and state regulatory applications related to the proposed merger and cleared the Hart-Scott-Rodino Act review period.  The merger approval process continues to progress as anticipated and the transaction is expected to close as soon as all regulatory approvals and other customary closing conditions are met.

About Hawaiian Telcom

Hawaiian Telcom (NASDAQ: HCOM), headquartered in Honolulu, is Hawai‘i’s Technology Leader, providing integrated communications, broadband, data center and entertainment solutions for business and residential customers. With roots in Hawai‘i beginning in 1883, the Company offers a full range of services including Internet, video, voice, wireless, data network solutions and security, colocation, and managed and cloud services supported by the reach and reliability of its next generation fiber network and a 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience. For more information, visit hawaiiantel.com.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expected”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: failures in Hawaiian Telcom’s critical back office systems and IT infrastructure; breach of the our data security systems; increases in the amount of capital expenditures required to execute our business plan; the loss of certain outsourcing agreements, or the failure of any third party to perform under these agreements; our ability to sell capacity on the new submarine fiber cable project; adverse changes to applicable laws and regulations; the failure to adequately adapt to technological changes in the telecommunications industry, including changes in consumer technology preferences; adverse economic conditions in Hawai‘i; the availability of lump sum distributions under our union pension plan; limitations on the ability to utilize net operating losses due to an ownership change under Internal Revenue Code Section 382; the inability to service our indebtedness; limitations imposed on our business from restrictive covenants in the credit agreements; severe weather conditions and natural disasters; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Cincinnati Bell or conditions to the closing of the merger may not be satisfied or waived; the failure to satisfy the closing conditions; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel, maintain relationships with its customers and suppliers, and operating results and business generally; the transaction may involve unexpected costs, liabilities or delays; the Company’s business may suffer as a result of the uncertainty surrounding the transaction; the outcome of any legal proceeding relating to the transaction; the Company may be adversely affected by other economic, business and/or competitive factors; and other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all.  More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2016 Annual Report on Form 10-K. The information contained in this release is as of November 7, 2017. It is anticipated that subsequent events and developments may cause estimates to change, and the Company undertakes no duty to update forward-looking statements.

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